MinterEllison.

28 March 2023

By Email

Matthew Jones
Steindls Lawyers and Notary
Level 6, RSL Centre
9 Beach Road
SURFERS PARADISE QLD 4217

Dear Mr Jones

No More Knots Group
Indebtedness to CBA

1. As you know, we act for Commonwealth Bank of Australia ABN 48 123 123 124 (**CBA**).

2. We understand that you may act on behalf of the following entities, or their director Mr Ali Kasa:

   (a) Rayont Holdings Pty Ltd (formerly No More Knots Holdings Pty Ltd) (ACN 656 670 736);

   (b) No More Knots (Taringa) Pty (ACN 146 411 869);

   (c) No More Knots (Clayfield) Pty Ltd (ACN 656 672 203);

   (d) No More Knots Pty Ltd (ACN 100 811 381); and

   (e) No More Knots (Newmarket) Pty Ltd (ACN 158 638 889).

3. If you do not act please let us know and we will direct our correspondence to the companies directly.

4. In relation to Rayont Holdings:

   (a) On 29 November 2022, CBA issued a Notice of Default. The defaults the subject of that notice have not been remedied.

   (b) On 2 February 2023, CBA issued a Notice of Demand. To date, that Notice of Demand has not been satisfied.

5. In relation to the other four entities:

   (a) Notices of Demand were issued on 2 February 2023. The defaults the subject of those notices were not remedied.

   (b) Further Notices were issued on 14 March 2023. To date, the demands made in those notices have not been satisfied.

6. Take notice that on 27 March 2023, CBA exercised its rights to enforce the securities provided by your clients by appointing Michael McCann and Cameron Crichton of Grant Thornton as the receivers and managers to the property subject of the securities provided by them.

7. CBA has acted to enforce these securities because CBA has deemed it necessary to manage an immediate risk to the property subject of the securities in circumstances including where CBA has been informed by management that:

   (a) the director has not been present or seen for some time;

   (b) many creditors are overdue, and there is a concern that supply will be stopped;

   (c) there has been constant payroll issues with inadequate funds being made available and payroll being missed and late as a consequence;

   (d) the payroll which was due this past Thursday / Friday has not been met in full, and some employees have not been paid at all;

   (e) Workcover payments are outstanding;

   (f) employees have not been paid superannuation for some time;

   (g) the lease for the Newmarket operation has been in arrears, and the landlord has threatened to issue a breach notice;

   (h) a statutory demand has been served by Jentrevorkel Pty Ltd ACN 141 848 311 to Rayont Holdings Pty Ltd (formerly No More Knots Holdings Pty Ltd) (ACN 656 670 736), and we understand expired without being satisfied; and

   (i) your clients have refused to provide CBA with information it has requested.

8. Please contact us if you have any queries.

9. All our client's rights are reserved.

Yours faithfully
MinterEllison

Contact: Andrew Vella T: +61 7 3119 6216
F: +61 7 3119 1216 andrew.vella@minterellison.com
Partner: Melinda Smith
OUR REF: MLS:AYV:1424499